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                                                                       Exhibit 5


                                ALSTON & BIRD LLP

                               One Atlantic Center
                           1201 West Peachtree Street
                           Atlanta, Georgia 30309-3424

                                  404-881-7000
                                Fax: 404-881-4777
                                 www.alston.com

                                  June 22, 1999


Caredata.com, Inc.
Two Piedmont Center, Suite 400
3565 Piedmont Road, N.E.
Atlanta, Georgia   30305

         Re:      Registration of 350,000 shares of Common Stock of
                  Caredata.com, Inc.

Ladies and Gentlemen:

         We have acted as counsel to Caredata.com, Inc., a Delaware corporation (the "Company"), in connection with the preparation of the Company's Registration Statement on Form S-8 with respect to the offer and sale of Common Stock of the Company under the Caredata.com, Inc. 1998 Long-Term Incentive Plan (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended. The Registration Statement relates to the offer and sale by the Company of up to 350,000 shares (the "Shares") of its Common Stock, par value $0.001 per share ("Common Stock").

         In connection therewith, we have examined and relied upon the original, or copies certified to our satisfaction, of (i) the Certificate of Incorporation of the Company, as amended, and the Bylaws of the Company, as amended; (ii) the minutes and records of the corporate proceedings of the Company with respect to the issuance by the Company of the Shares; (iii) the Registration Statement and all exhibits thereto; and (iv) such other documents and instruments as we have deemed necessary for the expression of the opinions contained herein.

         In making the foregoing examinations, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified or photostatic copies thereof. A to various questions of fact material to this opinion, where such facts have not been independently established, and as to the content and form of certain minutes, records, resolutions and other documents or writings of the Company, we


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have relied, to the extent we have deemed reasonably appropriate, upon representations or certificates of officers of the Company or governmental officials.

         Based upon the foregoing, and having due regard for such legal considerations as we deem relevant, we are of the opinion, under the laws of the State of Delaware, that the Shares, upon the receipt by the Company of the full consideration for the Shares in accordance with the terms of the stock incentives under which the Shares are issuable, will be validly issued, fully paid and nonassessable.

         This opinion is provided to you for your benefit and for the benefit of the Commission, in each case, solely with regard to the Registration Statement, may be relied upon by you and the Commission only in connection with the Registration Statement, and may not be relied upon by any other person or for any other purpose without our prior written consent.

         We hereby consent to the filing of this opinion as an exhibit to said Registration Statement on Form S-8 and further consent to the use of our name wherever appearing in the Form S-8.

                                    Very truly yours,

                                    ALSTON & BIRD LLP



                                    By:      /s/ Nils H. Okeson
                                       -----------------------------------------
                                             A Partner